Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-232492) and on Form S-8 (Nos. 333-227117, 333-207296, 333-177433, 333-177432, 333-118681) of Capital Southwest Corporation and Subsidiaries (collectively, the Company) of our report dated May 26, 2021, relating to the consolidated financial statements, and the schedule of investments in and advances to affiliates of the Company listed in Schedule 12-14 attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 (the Form 10-K), and of our report dated March 26, 2021 on the financial information set forth in Part II, Item 5 of the Form 10-K under the heading “Senior Securities,” which is attached as an exhibit to the Form 10-K. We also consent to the references to us under the headings “Senior Securities” in the Form 10-K.

/s/ RSM US LLP

Chicago, Illinois
May 26, 2021